EXHIBIT 99 FOR IMMEDIATE RELEASE	CONTACT:
Wednesday March 10, 2010	John A. Ustaszewski
Chief Financial Officer
(740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
ANNUAL 2009 OPERATING RESULTS
AND INTENT TO RESTATE INTERIM RESULTS
LEWIS CENTER, Ohio, March 10, 2010 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced annual results of a loss of $4.2 million, or $1.13 per basic and diluted share for the twelve months ended December 31, 2009. This compares to net income of $329 thousand for 2008, or $0.09 per basic and diluted share.
President and Chief Executive Officer Jeffrey T. Benton commented, “There were three primary reasons for the disappointing results. First, we needed to significantly increase reserves for possible loan losses, particularly in our commercial real estate portfolio. Second, accounting rules required a large write down of our trust preferred (CDO) securities. Third, FDIC insurance premiums increased significantly because the Bank was required to pay much higher rates and incurred a special one-time assessment.”
Mr. Benton added, “We were very disappointed to announce the suspension of our dividend. However, it is prudent to preserve capital during this economic cycle. We’ll continue to review opportunities to pay dividends each quarter as we move forward and hope to be able to resume them soon.”
“While results for 2009 were disappointing, we have made progress in many areas. The net interest margin, our primary source of revenue, increased nicely. Controllable expenses have been aggressively managed. Other key sources of revenue grew or were stable. We have built our reserves for loan losses to much higher levels as we work through this challenging credit cycle”, stated Mr. Benton.
During The Delaware County Bank and Trust’s (The Bank) 2009 Safety and Soundness regulatory exam, The Bank’s primary Federal and State regulators (Federal Deposit Insurance Corp and Ohio Department of Financial Institutions) questioned whether The Bank’s methodology used in the determination of fair value and impairment analysis of its CDO (collateralized-debt obligation) investment portfolio fully recognized possible future cash flow impairment. The regulators view was that defaults in payment on these investments are expected to accelerate above the levels in the previous model. Management agreed to change its assumptions and provide further analysis to the FDIC and the ODFI in support of the CDO impairment analysis.
The Bank’s methodology involves using third-party capital market firms to assist in developing cash flow projections by estimating default and recovery rates for the collateral supporting the investments. Additionally, an internal analysis of the investment’s underlying collateral provides management with other relevant data regarding the collateral on which management bases its estimates. The Bank and the Registrant have agreed to follow FDIC and ODFI guidance, the result of which is to revise the determination of fair value and increase the recognized amounts of other-than-temporary impairment in the second and third quarters of 2009.
Between the start of the regulatory examination process and the recent completion of the additional analysis to satisfy the FDIC and ODFI, The Bank had issued and filed with the FDIC the Bank’s June 30, 2009 Report of Income and Condition (Call Report) and its September 30, 2009 and December 31, 2009 Call Reports with the FDIC. Meanwhile, DCB Financial Corp had issued interim financials as part of its Form 10-Q filings with Securities Exchange Commission (the “SEC”) for the Quarters Ending June 30, 2009 and September 30, 2009. As a result of the additional analysis, the Bank has agreed to amend these previously issued Call Reports.
Management of the Corporation reviewed and discussed with BKD, LLP, the Corporation’s independent registered public accounting firm, the advisability of restating the interim financial statements filed as part of its Form 10-Q for the Quarters Ending June 30, 2009 and September 30, 2009. Management with the concurrence of the Audit Committee concluded on March 9, 2010 that it is advisable for the Corporation to restate these interim financial statements for the periods ending June 30, 2009 and September 30, 2009 to be consistent with the Call Reports for the same periods. The Corporation’s interim financial results for the quarters ending June 30, 2009 and September 30, 2009 will be restated to take into account the Bank’s amended Call Reports. The Corporation is completing its determination of the corrected amounts and documentation to restate its June 30, 2009 and September 30, 2009 interim financial statements and will amend the applicable Form 10-Q Quarterly Reports as soon as practicable. However, pending determination of the corrected amounts management believes that the Corporation’s unaudited financial statements for 2009 being released today will be unaffected by the restatement of these interim financial statements.
2009 ANNUAL RESULTS (Dollars in thousands)
Net Income — The net loss for 2009 totaled $4,200, compared to net income for 2008 of $329. The diluted loss per share totaled $1.13 for 2009 versus diluted earnings per share of $0.09 for 2008. The Corporation’s net interest income improved slightly but overall, non-interest income was negatively impacted by continued losses and increased expenses related to the Bank’s investment property loan portfolio and other lending workout situations. Additionally, The Bank recognized impairment on two trust preferred securities, which were written down by $2,621 in 2009. Expenses increased due to continued credit workout costs and skyrocketing FDIC insurance costs, including the one-time assessment levied by the FDIC during the year.
Net Interest Income — Net interest income is the largest component of DCB’s income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities. Net interest income was $21,783 for 2009 compared to $21,662 for 2008. Deposit pricing opportunities, lower overall rates and reduced higher cost borrowings and deposits enabled the net interest margin to improve. Management’s initiatives to reduce low earning cash balances and to reduce leverage via the paydown of FHLB debt and to focus on increasing core deposits also helped. The Bank has experienced good improvement in its deposit mix as increased balances in lower cost transaction accounts and savings deposits helped reduce overall funding costs. The Bank continues to see substantial deposit balances in its CDARS program, which creates increased liquidity with moderate costs. During the year, the brokered deposit portfolio was paid off. Increased funding costs may negatively impact the net interest margin in future periods if the competitive environment necessitates it.
As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, increased from 3.37% in 2008 to 3.44% in 2009. Additionally, because of the competition in the Bank’s marketplace, management continues to offer special rates on certain deposit products, which tend to negatively affect the Corporation’s net interest margin. It is likely that these offerings will continue to be offered to secure liquidity while maintaining market share.
Noninterest Income — Total noninterest income decreased $2,268, or 41.3% to $3,219 in 2009 compared to $5,487 in 2008. The decrease was primarily attributable to a $2,621 write down related to the other-than-temporary impaired trust-preferred securities, partially offset by a $300 decline in losses on sales of foreclosed properties compared to 2008. Additionally, the Bank experienced a decline in trust and treasury management revenue of $51 and $64, respectively, due primarily to the current economic environment. During the year the Bank recognized an increase in gains on sale of securities of $324, which partially offset termination payments related to the prepayment of FHLB debt. As previously mentioned, management initiated efforts to reduce outside borrowings by paying down debt with excess cash created through the liquidation of security positions.
Noninterest Expense — Total noninterest expense increased $2,105, or 10.1%, for the year ended December 31, 2009, compared to 2008. The increase was due primarily to a $1,211 increase in FDIC insurance premiums, an increase in compensation expenses and an increase in Corporation’s State of Ohio franchise taxes. The significant increase in FDIC insurance premiums is attributed to higher base premium rates impacting the financial industry, a one-time special FDIC assessment and increased deposit balances.

Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $675,489 at December 31, 2009, compared to $712,564 at December 31, 2008, a decrease of $37,075, or 5.2%. Cash and cash equivalents increased from $34,658 at December 31, 2008 to $41,671 at December 31, 2009 as a result of the Bank’s initiatives to increase balance sheet liquidity. Management has targeted higher levels of liquid assets due to the uncertainty of economic volatility still facing the financial services industry. Total securities available for sale decreased from $119,362 at December 31, 2008 to $96,230 at December 31, 2009. The decrease in securities balances is attributed primarily to the liquidation of investments to raise cash to reduce long-term debt.
Total loans, excluding loans held for sale, decreased $23,731, or 4.6%, from $513,213 at December 31, 2008 to $489,482 at December 31, 2009. The Company continues to see good quality loan opportunities, as many large banks have cut back on lending, but has experienced an overall decline in loan balances due to reduced activity in our primary markets, tightened underwriting and planned portfolio runoff. Retail loan balances, including credit card and home equity loans, experienced slight growth. Management continues with its planned reduction of the Bank’s indirect and investment property portfolios. Residential mortgage loan balances declined due to an increase in refinance activities.
Total deposits decreased $7,698, or 1.4%, from $565,153 at December 31, 2008 to $557,455 at December 31, 2009. Lower cost core deposit balances grew strongly in 2009. Noninterest-bearing deposits increased $11,484, or 23.4% and the Corporation experienced good growth in regular savings, non-interest bearing demand and money market savings balances. CDARS balances, which provide increased levels of FDIC insurance coverage for CDs, remained relatively consistent at approximately $145,146 at December 31, 2009 compared to the same period in 2008. The Corporation utilizes a variety of alternative funding sources due to competitive challenges within its primary market. Total borrowings decreased $22,225, or 25.1% from $88,384 at December 31, 2008, to $66,159 at December 31, 2009, in a planned effort to reduce long-term debt and remove the pledges of related collateral to provide additional liquidity. Management will continue to analyze opportunities to reduce high cost long-term debt.
Provision and Allowance for Loan Losses. The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management’s assessment of the losses known and inherent in the Bank’s loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific and overall portfolio loss allowances. Management further evaluates these allowance levels through an ongoing credit quality process, which in addition to evaluating the current credit quality of the lending portfolios, examines other economic indicators and trends, which could affect the overall loss rates associated with the loan portfolios.
DCB’s provision for loan losses is determined based upon management’s estimate of the overall collectability of loans within the portfolio as determined by ongoing credit reviews. The provision for loan losses totaled $9,398 in 2009, compared to $8,177 in 2008.
DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The balance of the allowance for loan losses was $10,479, or 2.14% of total loans at December 31, 2009, compared to $6,137, or 1.20% of total loans at December 31, 2008. Non-accrual loans at December 31, 2009 increased to $11,275 compared to $4,698 at December 31, 2008. In addition, the Corporation’s net charge-offs as a percentage of average loans were down significantly to 1.00% for the year ended December 31, 2009, compared to 2.00% during 2008. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Delinquent loans over thirty days increased to 3.01% at December 31, 2009 from 1.92% at December 31, 2008, mainly due to the real estate investment portfolio.
Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level. Management will continue to focus on activities related to monitoring, collection and workout of delinquent loans. In addition, management will continue to monitor exposure related to industry segments, in order to adequately diversify the loan portfolio.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
March 10, 2010 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and due from financial institutions	$10,300	$20,658
Interest bearing deposits	26,371	10,000
Federal funds sold and overnight investments	5,000	4,000

Total cash and cash equivalents	41,671	34,658
Securities available for sale, at fair value	94,100	111,360
Securities held to maturity, at amortized cost	2,130	8,002

Total securities	96,230	119,362
Loans held for sale, at lower of cost or market	2,442	1,083
Loans	489,482	513,213
Less allowance for loan losses	(10,479)	(6,137)

Net loans	479,003	507,076
Real estate owned	4,912	5,071
Investment in FHLB stock	3,773	3,796
Premises and equipment, net	14,435	15,537
Investment in unconsolidated affiliates	1,439	1,277
Bank-owned life insurance	16,326	15,623
Accrued interest receivable and other assets	15,258	9,081

Total assets	$675,489	$712,564

LIABILITIES
Deposits
Noninterest-bearing	$60,502	$49,018
Interest-bearing	496,953	516,135

Total deposits	557,455	565,153
Federal funds purchased and other short-term borrowings	3,011	5,370
Federal Home Loan Bank advances	63,148	83,014
Accrued interest payable and other liabilities	2,283	2,968

Total liabilities	625,897	656,505

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	60,213	64,933
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive income (loss)	(912)	835

Total shareholders’ equity	49,592	56,059

Total liabilities and shareholders’ equity	$675,489	$712,564

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Year Ended
	December 31,
	2009	2008
	(Unaudited)
Interest and dividend income
Loans	$27,888	$32,827
Taxable securities	3,299	3,954
Tax-exempt securities	987	1,010
Federal funds sold and other	167	614

Total interest income	32,341	38,405

Interest expense
Deposits	7,329	12,690
Borrowings	3,229	4,053

Total interest expense	10,558	16,743

Net interest income	21,783	21,662

Provision for loan losses	9,398	8,177

Net interest income after provision for loan losses	12,385	13,485

Noninterest income
Service charges on deposit accounts	2,621	2,653
Trust department income	859	910
Net gains on sale of securities	631	307
Net losses on sale of assets	(780)	(1,080)
Gains on sale of loans	311	193
Treasury management fees	469	533
Data processing servicing fees	573	491
Earnings on bank owned life insurance	703	660
Total other-than-temporary impairment losses	(5,870)	—
Portion of loss recognized in other comprehensive income (before taxes)	3,249	—

Net impairment losses recognized in income	(2,621)	—
Other	453	820

Total noninterest income	3,219	5,487

Noninterest expense
Salaries and employee benefits	10,276	9,918
Occupancy and equipment	4,496	4,452
Professional services	992	1,060
Advertising	439	446
Postage, freight and courier	334	306
Supplies	301	338
State franchise taxes	656	499
Federal deposit insurance premiums	1,815	604
Other	3,680	3,261

Total noninterest expense	22,989	20,884

Loss before income tax credits	(7,385)	(1,912)

Income tax credits	(3,185)	(2,241)

Net income (loss)	$(4,200)	$329

Basic and diluted earnings (loss) per common share	$(1.13)	$0.09

Dividends per share	$0.06	$0.56

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the
	Year Ended
	12/31/09	12/31/08
Key Financial Information
Net interest income	$21,783	$21,662
Provision for loan losses	$9,398	$8,177
Non-interest income	$3,219	$5,487
Non-interest expense	$22,989	$20,884
Net income (loss)	$(4,200)	$329
Loan balances (average)	$504,441	$517,511
Deposit balances (average)	$578,275	$556,070
Non-accrual loans	$11,275	$4,698
Loans 90 days past due and accruing	$886	$1,146
Basic earnings (loss) per common share	$(1.13)	$0.09
Diluted earnings (loss) per common share	$(1.13)	$0.09
Weighted Average Shares Outstanding (000):
Basic and Diluted	3,717	3,717

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	At or For the Year Ended
	12/31/09	12/31/08
Key ratios
Return on average assets	(0.59)%	0.05%
Return on average shareholders’ equity	(7.76)%	0.55%
Non-interest expense to average assets	3.25%	2.93%
Efficiency ratio	92.0%	77.8%
Net interest margin (fully taxable equivalent)	3.44%	3.37%
Equity to assets at period end	7.34%	7.87%
Allowance for loan losses as a percentage of period-end loans	2.14%	1.25%
Total allowance for loan losses to non-accrual loans	93%	131%
Net charge-offs (annualized) as a percent of average loans	1.00%	2.00%
Non-accrual loans to total loans (net)	2.35%	0.93%
Delinquent loans (30+ days)	3.01%	1.92%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2008 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.